EXHIBIT 21.1
Subsidiaries of F&G Annuities & Life, Inc.

Entity                                        Jurisdiction

CF Bermuda Holdings Limited                        Bermuda
F&G Cayman Re Ltd.                                Cayman Islands
FGL US Holdings Inc.                            Delaware
Fidelity & Guaranty Life Holdings, Inc.    Delaware
Freedom Equity Group, L.L.C.    Delaware
Origin8cares Holding Company, Inc.    Delaware
Syncis Holdings, LLC    Delaware
Fidelity & Guaranty Life Business Services, Inc.    Delaware
Fidelity & Guaranty Life Insurance Company    Iowa
Fidelity & Guaranty Life Assignment, LLC    Maryland
Fidelity & Guaranty Life Insurance Agency, Inc.    Maryland
F&G Life Re Ltd    Bermuda
Fidelity & Guaranty Life of New York    New York
Fidelity & Guaranty Life Mortgage Trust 2018-1    Delaware
Fidelity & Guaranty Life Brokerage, Inc.    Maryland
Fidelity & Guaranty Securities, LLC    Delaware
Specialty Lending Company LLC    Delaware
Raven Reinsurance Company    Vermont